Exhibit 4.23

DIANA ENTERPRISES INC.

THIS AGREEMENT dated this 4th day of March 2014 by and between Diana Shipping Services S.A., (the "Company") and Diana Enterprises Inc. (the "Broker").

BY WHICH, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.           The Company. The Company is a wholly-owned subsidiary of Diana Shipping Inc. ("Diana Shipping") that provides Diana Shipping, directly and through one or more affiliated entities, agents, representatives and consultants, with commercial and technical vessel management services (collectively the "Services"). Diana Shipping is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership and operation of bulk carrier vessels.

2.           Engagement. The Company hereby engages the Broker to act as broker for the Company and for any of its affiliates as directed by the Company to assist the Company in the provision of the Services by providing to the Company or to an entity designated by the Company from time to time, brokerage services relating to the purchase, sale or chartering of vessels, brokerage services relating to the repairs and other maintenance of vessels, and any relevant consulting services permitted by Greek laws or the Company's Law 27/1975 license (collectively the "Brokerage Services"), and the Broker hereby accepts such appointment.

3.           Duration. The duration of the engagement shall be for a term of fifteen (15) months commencing the 1st day of January 2014 and ending (unless terminated earlier on the basis of any other provision of this Agreement) on the 31st day of March 2015 (the said period as it may be extended being hereinafter referred to as the "Term").

4.           Representations of Broker. The Broker represents that it has personnel fully qualified, without the benefit of any further training or experience and has obtained all necessary permits and licenses, to perform the Brokerage Services. The duties of the Broker shall be offered on a worldwide basis. Broker's duties and responsibilities hereunder shall always be subject to the policies and directives of the board of directors of the Company as communicated from time to time to the Broker. Subject to the above, the precise duties, responsibilities and authority of the Broker may be expanded, limited or modified, from time to time, at the discretion of the board of directors of the Company.

5.           Commission. Because of their permanent relation the Company shall pay the Broker a lump sum commission in the amount of United States Dollars $104,166 per month, payable immediately for the first quarter of 2014 and quarterly thereafter at the beginning of every quarter, subject to required deductions and withholdings. Commissions on a percentage basis for specific deals may be agreed by separate agreements in writing.

6.           Expenses. The Company shall not pay or reimburse the Broker for any out-of pocket expenses as such expenses are included in the commission paid to the Broker.

7.           Termination. This Agreement, unless otherwise agreed in writing between the parties, shall be terminated as follows:

(a)           At the end of the Term, unless extended by mutual agreement in writing.

(b)           The parties, by mutual agreement, may terminate this Agreement at any time.

(c)           Either party may terminate this Agreement for any material breach by the other party of their respective obligations under this Agreement.

8.           Change of Control.

(a)           In the event of a "Change in Control" (as defined herein) within the duration of this Agreement, the Broker has the option to terminate this Agreement within six (6) months following such Change in Control, and shall be eligible to receive the payment specified in sub-paragraph (c), below, provided that the conditions of said paragraph are satisfied.

(b)           For purposes of this Agreement, the term "Change of Control" shall mean the:

(i)           acquisition by any individual, entity or group of beneficial ownership of twenty-five percent (25%) or more of either (A) the then-outstanding shares of common stock of the Company or of Diana Shipping (B) the combined voting power of the then-outstanding voting securities of the Company or of Diana Shipping entitled to vote generally in the election of directors; provided, however, that this Clause 8(b)(i) shall not apply to an individual, entity or group that beneficially owns twenty-five percent (25%) or more as of the date the Company's common shares are approved for listing on the NYSE.

(ii)          consummation of a reorganization, merger or consolidation of the Company or of Diana Shipping the sale or other disposition of all or substantially all of the assets of the Company and/or of the Affiliates; or

(iii)          approval by the shareholders of the Company or of Diana Shipping of a complete liquidation or dissolution of the Company.

(c)           If the Broker terminates this Agreement within six (6) months following a Change of Control, the Broker shall receive a payment equal to three (3) years' annual commission. Receipt of the foregoing shall be contingent upon the Broker's execution and non-revocation of a Release of Claims in favor of the

Company and the Affiliates in a form that is reasonably satisfactory to the Company and its counsel.

9.           Notices. Every notice, request, demand or other communication under this Agreement shall:

(a)           be in writing delivered personally or by courier or by fax or shall be served through a process server;

(b)           be deemed to have been received, subject as otherwise provided in this Agreement in the case of fax upon receipt of a successful transmission report (or —if sent after business hours— the following business day) and in the case of a letter when delivered personally or through courier or served at the address below; and

(c)           be sent:
(i)           If to the Company, to:
Diana Shipping Services S.A.
Pendelis 16, Palaio Faliro, 175 64
Athens, Greece
Telephone: +30 210 9470000
Telefax: +30 210 9424975
Attn: Director and President

(ii)           If to the Broker, to:
Diana Enterprises Inc.
Pendelis 26, Palaio Faliro, 175 64
Athens, Greece
Telephone: +30 210 9470150
Telefax: +30 210 9470151
Attn: Director and President

or to such other person, address or telefax, as is notified by the relevant Party to the other Party to this Agreement and such notification shall not become effective until notice of such change is actually received by the other Party. Until such change of person or address is notified, any notification to the above addresses and fax numbers are agreed to be validly effected for the purposes of this Agreement.

10.           Entire Agreement. This Agreement supersedes all prior agreements written or oral, with respect thereto.

11.           Amendments. This Agreement may be amended, superseded, canceled. renewed or extended and the terms hereof may be waived, only by a written instrument signed by the parties.

12.           Independent Contractor. All services provided hereunder shall be provided by the Broker as an independent contractor. No employment contract, partnership or joint venture between the Broker and the Company has been created in or by this Agreement or as a result of services provided hereunder.

13.           Assignment. This Agreement, and the Broker's rights and obligations hereunder, may not be assigned by the Broker; any purported assignment in violation hereof shall be null and void. This Agreement, and the Company's rights and obligations hereunder, may not be assigned by the Company; provided, however, that in the event of any sale, transfer or other disposition of all or substantially all of the Company's assets and business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights hereunder to the successor to its assets and business.

14.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representative.

15.           Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

16.           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

17.           Governing Law and Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with English Law.

(b)           Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

DIANA SHIPPING SERVICES S.A.

/s/ Simeon Palios
By: Simeon Palios
Title: Director and President

DIANA ENTERPRISES INC.

/s/ Andreas Nikolaos Michalopoulos
By: Andreas Nikolaos Michalopoulos
Title: Director and Secretary